Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Western Goldfields, Inc.

We consent to the use of our report on the consolidated financial statements of Western Goldfields, Inc. dated February 16, 2006, except for Notes 12 and 17 for which the date is August 1, 2006, filed with and attached to the Form 10-KSB/A for the year ended December 31, 2006.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
August 14, 2006
Salt Lake City, Utah